Exhibit 99.1

NEWS RELEASE FOR IMMEDIATE RELEASE

BRIGHAM EXPLORATION ANNOUNCES COMPLETIONS, ELEVATED PRODUCTION
VOLUMES AND UPDATES OPERATIONS

Austin, TX – December 3, 2008 — Brigham Exploration Company (NASDAQ: BEXP) announced new completions including its Main Pass discovery at an initial rate of approximately 15.2 MMcfe per day. As a result, Brigham’s current net daily production has reached a peak of just over 40 MMcfe per day, approximately 45% above Brigham’s average daily production for the third quarter of 2008.

Southern Louisiana Main Pass Completion – Brigham has successfully completed its Main Pass SL 18826 #1 well at a rate of approximately 15.2 MMcfe per day. Brigham owns a 50% working and 39% revenue interest in the well, with Clayton Williams Energy Inc. (NASDAQ: CWEI) retaining a 50% working interest.

Brigham has completed four wells in five attempts in Southern Louisiana in 2008, two of which are now producing to sales. Brigham’s Chandeleur Sound SL 9312 #1 discovery is expected to commence production to sales in early January 2009 at an initial rate of between 2.5 and 4.0 MMcfe per day, while Brigham’s Breton Sound SL 19054 #1 discovery should commence production at an initial rate of 5 to 7 MMcfe per day during February 2009. Brigham retains a 50% working and 38% revenue interest in both completing wells. The company expects to commence its fifth Southern Louisiana test, Tiger Pass SL 18877#1, in late December. This well targets a Miocene amplitude at a depth of approximately 8,200 feet, with results expected by February, 2009.

Williston Basin Completions – In the Parshall/Austin area, Brigham participated with a 12.4% working interest in the recently completed EOG Austin 19-30H, which commenced production from the Bakken in late November at an initial rate of approximately 2,457 barrels of oil and 937 Mcf of natural gas per day.

In the North Stanley Area of Mountrail County North Dakota, Fidelity Exploration & Production is commencing the fracture stimulation of the Grove 11-36H. Brigham retains a 25% working interest in the Grove11-36H, a Three Forks test approximately three miles west of Brigham’s Johnson 33-1H Bakken discovery.

Also in Mountrail County in the Ross Area, Brigham is currently drilling the Strobeck 27-34 #1H, a planned 8,500’ long lateral Three Forks test with twenty fracture stimulation intervals. Brigham retains a 59% working interest in the Strobeck 27-34 #1H, which is located less than two miles to the west of the Adix 25 #1H. The Adix 25 #1H was a short lateral Three Forks completion with eleven fracture stimulations, which commenced production in October at 892 barrels of oil equivalent per day. The Strobeck 27-34 #1H is expected to reach total depth by mid December, with results expected in January.

Also in the Ross Area, Brigham recently commenced the Anderson 28-33 #1H with a 36% working interest. Brigham plans to fracture stimulate twenty intervals in the 8,500’ long lateral of the Anderson 28-33 #1H, with results expected in February 2009. The Anderson 28-33 #1H is located less than 2 miles to the west of the Brigham operated Carkuff 22 #1H, which subsequent to the fracture stimulation of twelve intervals in a short lateral commenced production in July at an initial rate of approximately 1,110 barrels of oil per day.

West of the Nesson Anticline in Williams and McKenzie Counties North Dakota, in the general area of Brigham’s previously announced Mrachek 15-22 #1H Bakken discovery, Brigham is preparing to fracture stimulate twenty intervals in the Olson 10-15 #1H and Figaro 29-32 #1-H wells. Brigham retains a 100% working interest in the Olson 10-15 #1H, and a 90% working interest in the Figaro 29-32 #1-H. Both were drilled as long laterals, relative to the Mrachek 15-22 #1H which was a shorter lateral (5,216’) with seven fracture stimulations. The Mrachek 15-22 #1H commenced production at 727 barrels of oil equivalent per day. The fracture stimulation of twenty intervals in the Olson 10-15 #1H is expected to commence by mid December, while the fracture stimulation of twenty intervals in the Figaro 29-32 #1-H is expected to commence in early January of 2009.

Bud Brigham stated, “Hopefully as early as next week we will commence stimulating the Olson 10-15 #1H, which will be the first of four consecutive long laterals we’ll be completing with twenty planned fracture stimulations. Given the significant improvements we’ve experienced in production performance as we’ve increased the number of fracture stimulations, we have high expectations for these wells. These four completions should add to our growing Bakken and Three Forks Williston Basin production volumes.”

“Importantly, given the current commodity price environment, we expect drilling and completion costs to come down significantly over the next three to six months. As a result, we currently plan to take a pause in our operated drilling program, including dropping both our operated Williston Basin rigs in the first quarter of 2009, until costs are more commensurate with current commodity prices. However, given the strong rates of return experienced in the Parshall/Austin and Sannish field areas, we expect our non-operated drilling to continue at a steady pace.”

“Given our current peak rate production of over 40 MMcfe per day, we expect our fourth quarter production to average in the upper end of our previously forecasted range of 33 to 37 MMcfe per day. We will benefit from our elevated production volumes as we enter 2009, which we believe will position us to generate growth in our 2009 production volumes over those in 2008, even with the reduced level of capital expenditures. Although we plan to approach 2009 conservatively, we believe that our internally generated cash flow, supported by our hedge position, as well as the undrawn capacity available to us under our senior credit facility, provides us with ample flexibility to resume our operated drilling program, possibly around mid-year. Importantly, we believe that the Bakken and Three Forks are top tier domestic resource plays, and as such we expect to realize a cost structure that will provide attractive margins and good rates of return even at lower commodity prices.”

About Brigham Exploration

Brigham Exploration Company is a leading independent exploration and production company that applies 3-D seismic imaging and other advanced technologies to systematically explore for and develop onshore domestic oil and natural gas reserves. For more information about Brigham Exploration, please visit our website at www.bexp3d.com or contact Investor Relations at 512-427-3444.

Forward Looking Statement Disclosure

Except for the historical information contained herein, the matters discussed in this news release are forward looking statements within the meaning of the federal securities laws. Important factors that could cause our actual results to differ materially from those contained in the forward looking statements include our growth strategies, our ability to successfully and economically explore for and develop oil and gas resources, anticipated trends in our business, our liquidity and ability to finance our exploration and development activities, market conditions in the oil and gas industry, our ability to make and integrate acquisitions, the impact of governmental regulation and other risks more fully described in the company’s filings with the Securities and Exchange Commission. Forward looking statements are typically identified by use of terms such as “may,” “will,” “expect,” “anticipate,” “estimate” and similar words, although some forward looking statements may be expressed differently. All forward looking statements contained in this release, including any forecasts and estimates, are based on management’s outlook only as of the date of this release, and we undertake no obligation to update or revise these forward looking statements, whether as a result of subsequent developments or otherwise.

Contact:	Rob Roosa, Finance Manager (512) 427-3300